Exhibit 99.1

PremierWest Bancorp Declares Cash Dividend

MEDFORD, OR - December 14, 2006 – John Duke, Chairman of the Board of Directors of PremierWest Bancorp (NASDAQ –PRWT) announced today the Board of Directors has declared a $0.05 per share cash dividend payable February 16, 2007, to shareholders of record January 26, 2007.

John Anhorn, Chief Executive Officer stated “This will mark the third cash dividend announced or paid during the last twelve months. These cash dividend payments together with annual 5% stock dividends paid over the preceding six year period, serve to further enhance the value of our shareholder’s investment.” Anhorn continued, “Our consistent record of strong earnings growth enables us to make these dividend payments to shareholders while continuing to implement our growth strategy.” John Duke added, “The Board of Directors will continue to evaluate the future use of cash and stock dividends to enhance shareholder value.”

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp (NASDAQ: PRWT) is a financial services holding company headquartered in Medford, Oregon. We operate primarily through our subsidiary PremierWest Bank. PremierWest offers a full array of financial products and services through a network of full service banking offices located primarily along the Interstate 5 freeway corridor between Eugene, Oregon and Sacramento, California.

Additionally, PremierWest offers expanded banking related services through two subsidiaries Premier Finance Company and PremierWest Investment Services, Inc. Premier Finance Company operates from offices in Medford, Klamath Falls, Grants Pass, Roseburg and Portland, Oregon, and Yreka and Redding, California. PremierWest Investment Services operates in all of the Bank’s community-focused market areas.